EXHIBIT (a)(1)(D)

 Offer to Purchase for Cash

Up To 5,000,000 Shares of Common Stock
of
 LIBERTY ALL-STAR GROWTH FUND, INC.
 at
 91% of Net Asset Value Per Share
 by
 Bulldog Investors General Partnership

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 10, 2010, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 12, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as may be supplemented or amended from time to time, constitute the “Offer”), in connection with the offer by Bulldog Investors General Partnership, a New York general partnership (“BIGP”), to purchase up to 5,000,000 of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), of Liberty All-Star Growth Fund, Inc., a Maryland corporation (“ASG”), at a price equal to 91% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon.

The purpose of the Offer is for BIGP to acquire a significant equity stake in ASG so that BIGP may (1) gain influence over the management of ASG and (2) increase its voting power with the objective of enhancing the value of ASG’s shares.  While BIGP has no definitive plans with respect to ASG after the Offer is consummated, if BIGP gains control (either full or partial control) of ASG it will consider certain measures including but not limited to replacing the incumbent trustees, terminating the fund management agreement with ALPS Advisors, Inc. or any of its portfolio management agreements, liquidating or open-ending ASG, merging ASG into an open-end fund, converting ASG to an exchange traded fund, implementing a share buyback program, conducting one or more self-tender offers, issuing put warrants, reviewing ASG’s dividend and distribution policy and reviewing ASG’s investment policies and objectives.  There is no assurance BIGP will pursue any of these measures or, if it does pursue one or more of them, that BIGP will be successful in enhancing the value of ASG’s shares.  Even if the Offer is successful, there is no assurance that BIGP will obtain control (either full or partial control) of ASG.

We are the holder of record of Shares for your account.  A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.  The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1.     The offer price is a price equal to 91% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon.

2.     The Offer is being made for up to 5,000,000 Shares.

3.     The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on May 10, 2010, unless the Offer is extended.

4.     The Offer is conditioned upon the absence of, among other things, (a) certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (b) the existence of a competing tender offer, (c) a material change with respect to ASG’s or BIGP’s financial condition, (d) certain changes in the financial markets, (e) ASG having taken or authorized any action that, in the reasonable judgment of BIGP, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures and (f) BIGP’s agreement with ASG to terminate the Offer.  Furthermore, BIGP is not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in ASG or its business.  The Offer is also subject to the other conditions as set forth in the Offer to Purchase.  See the Introduction and Sections 11 and 14 of the Offer to Purchase.

5.     BIGP will charge a fee of $50 for processing each Letter of Transmittal.  Other than such fee, tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof.  An envelope to return your instructions to us is enclosed.  If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof.  Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

BIGP is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
Up To 5,000,000 Shares of Common Stock
of
 LIBERTY ALL-STAR GROWTH FUND, INC.
 at
 91% of Net Asset Value Per Share
 by
 Bulldog Investors General Partnership

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated April 12, 2010, and the related Letter of Transmittal (which together, as may be supplemented or amended from time to time, constitute the “Offer”), in connection with the offer by Bulldog Investors General Partnership, a New York general partnership, to purchase up to 5,000,000 of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), of Liberty All-Star Growth Fund, Inc., a Maryland corporation, at a price equal 91% of the net asset value per Share determined as of the close of the regular trading session of the New York Stock Exchange, on the Expiration Date, net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon.

This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:	, 201

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):